Exhibit 10.1

STOCK AGREEMENT

WHEREAS, [NAME] is a member of Liberated Syndication’s Board of Directors (the “Director”) and has performed duties as a Director in a capable and efficient manner, resulting in substantial benefit to the Company; and

WHEREAS, The Board of Directors has previously awarded 200,000 shares of the Company’s common stock (the “stock”), subject to certain milestones and forfeiture clauses to the Director.

WHEREAS, the Company desires to modify and the Stock Agreement dated December 15, 2017 (Original Agreement), of the Director. The terms of the Original Agreement shall be amended to include:

In the event of a Change of Control, all unvested shares shall immediately vest upon the date of the Change of Control. Change of Control shall be defined as outlined in the Liberated Syndication Inc. 2018 Omnibus Equity Incentive plan.

ACCEPTED AND AGREED TO:

By: / ____________________________________
Name:

Liberated Syndication Inc.

By: ___________________________________
Name:
Title: